Exhibit 99.1

420 Lexington Avenue • New York, NY 10170 • (212) 869-3000 • FAX (212) 869-3989

CONTACT:           Stacy Slater

Senior Vice President, Investment Management

Centro NP LLC

(212) 869-3000

stacy.slater@centroprop.com

Centro NP LLC Extends Consent Solicitation for Senior Notes Due 2026 and 2028

NEW YORK, October 16, 2009 — In order to allow additional time for discussions with certain noteholders, Centro NP LLC (the “Company”) today announced that it has extended the deadline for its previously announced consent solicitation (the “Consent Solicitation”) with respect to amendments to the 1995 indenture governing its outstanding 7.65%, 7.68% and 7.97% senior notes due 2026 and its outstanding 6.90% senior notes due 2028 (collectively, the “Securities”).

The Consent Solicitation, previously scheduled to expire at 5:00 P.M. New York City Time on October 15, 2009, will now expire at 5:00 P.M. New York City Time on October 27, 2009 (such time and date, as they may be extended, the “Expiration Date”).

The complete terms and conditions of the Consent Solicitation, except as modified by this press release, are set forth in the Consent Solicitation Statement, dated September 16, 2009 (the “Consent Solicitation Statement”) and the accompanying Consent Form that have been sent to holders of the Securities.

Except as modified by this press release, all terms and conditions of the Consent Solicitation will remain in full force and effect.  Holders are urged to read the Consent Solicitation documents carefully before making any decision with respect to the Consent Solicitation.  Copies of the Consent Solicitation Statement and related Consent Form may be obtained from Global Bondholder Services Corporation at (212) 430-3774 and (866) 470-3800 (toll free).

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation.  Questions regarding the Consent Solicitation may be directed to BofA Merrill Lynch at (980) 388-4603 (collect) and (888) 292-0070 (toll free).

This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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